Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: January 9, 2019

[Signature page follows]

Verlinvest Asia (HK) Limited

By:	/s/ Rafael Hulpiac
Name:	Rafael Hulpiac
Title:	Authorized Representative

Verlinvest SA

By:	/s/ Frederic de Mevius
Name:	Frederic de Mevius
Title:	Chairman

Verlinvest Group SA

By:	/s/ Frederic de Mevius
Name:	Frederic de Mevius
Title:	Chairman

Vedihold SA

By:	/s/ Fons Mangen
Name:	Fons Mangen
Title:	Managing Director